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                                    EXHIBIT 7.2




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                              FIRST AMENDMENT TO THE
                              STOCK OPTION AGREEMENT


     FIRST AMENDMENT TO THE STOCK OPTION AGREEMENT, dated as of September 17, 1996, among ROC COMMUNITIES, INC., a Maryland corporation ("Grantee"), and CHATEAU PROPERTIES, INC., a Maryland corporation ("Issuer").

     This Agreement amends the Stock Option Agreement, dated as of July 17, 1996, among Grantee and Issuer (the "Original Stock Option Agreement") as follows: all references to the Merger Agreement in the Original Stock Option Agreement shall hereinafter be deemed to refer to the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof, among Issuer, Grantee, and a merger subsidiary of Issuer (the "Amended Merger Agreement") and all references to the Mergers in the Original Stock Option Agreement shall be deemed to refer to the Merger contemplated by the Amended Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

                                         ROC COMMUNITIES, INC. (Grantee)



                                         By: /s/ Gary P. McDaniel
                                             ---------------------------------
                                             Name:  Gary P. McDaniel
                                             Title: President & CEO



                                        CHATEAU PROPERTIES, INC. (Issuer)


                                         By: /s/ C.G. Kellogg
                                             ---------------------------------
                                             Name:  C.G. Kellogg
                                             Title: President













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